Exhibit 2.7

FORM OF ELIGIBILITY SCREENING SERVICES AGREEMENT

This Services Agreement (this “Agreement”) entered into this 1st day of             , 2016 by and between Eligibility Screening Services, LLC, a Delaware limited liability company (“Vendor”), and QHCCS, LLC, a Delaware limited liability company (“Client”).

A. Affiliates of Vendor and Client are parties to a Separation and Distribution Agreement dated             , 2015 (the “Separation and Distribution Agreement”), pursuant to which, among other things, affiliates of Client are acquiring control of the operations of the hospitals listed in Exhibit A hereto (individually a “Hospital” and collectively, the “Hospitals”), together with certain related assets and businesses (collectively, the “Facilities”). Client has entered into this Agreement on behalf of its subsidiaries and affiliates that own and operate the Facilities. Terms used but not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement.

B. Vendor and Client desire to make provision for Vendor to screen “self-pay” patients, Medicare inpatients with no supplemental insurance and other patients referred to Vendor by Client, for third-party eligibility and certification services of the Facilities pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants set forth below, the parties hereto agree as follows:

I.	OBLIGATIONS

During the term of this Agreement, Vendor shall provide to Client the services described in Exhibit B attached hereto. Client shall have the sole responsibility to perform the duties described on Exhibit C attached hereto. A summary of the scope of services of Vendor and Client is included as Exhibit D attached hereto. Client acknowledges that this Agreement is an exclusive service agreement and that Client may not enter into similar agreements with any other third parties for the provision of services similar or identical to those provided by Vendor on behalf of Client and its affiliates. Client acknowledges that Vendor has an automated process for extracting daily placements and will not interfere or change the placement criteria.

II.	FEES FOR SERVICES

A.	As compensation for the services to be provided hereunder by Vendor, Client agrees to pay Vendor the fees set forth in Exhibit E attached hereto.

B.

No more than once annually and effective on January 1 during the term of this Agreement, Vendor may increase the monthly fees charged pursuant to Exhibit E by an amount equal to the percentage increase in the Consumer Price Index for the Calculation Period immediately preceding the January 1 on which such change shall become effective; provided, however, that such increase shall not exceed three percent (3%) in any year. As used herein, “Consumer Price Index” shall refer to All Items of the United States Consumer Price Index, published by the United States Department of Labor, All Cities Average (1986=100). As used herein, the

“Calculation Period” means the twelve month period beginning on July 1 and ending on June 30 of the year preceding the year for which the price increase shall become effective. Notice of any fee increase with respect to a Calculation Period must be received by Client by September 15 immediately following the Calculation Period so that Client may advise its affiliates of the fee increase that will affect their budgets. For example, the monthly fees may be increased effective January 1, 2017 by an amount equal to the percentage increase in the Consumer Price Index for the Calculation Period beginning on July 1, 2015 and ending on June 30, 2016 if Vendor gives written notice of such increase to Client by September 15, 2016 (subject to the 3% annual cap).

C.	Vendor will invoice Client monthly. Client agrees to pay all invoices within thirty (30) days of receipt.

D.	Vendor shall include with the monthly billing report any sales taxes that are to be paid on insurance accounts for which reimbursements are recovered in the state of the Facility. Vendor shall forward these amounts to the appropriate state official on behalf of Client on a quarterly basis, or as otherwise required by law.

III.	INDEMNIFICATION

A.	Client hereby agrees to indemnify, defend, and hold Vendor, its affiliates, employees and agents harmless from and against any and all claims asserted by a third party and expenses related thereto, including court costs and attorneys’ fees to which Vendor is subjected arising out of or attributed, directly or indirectly, to: (i) any misrepresentation or breach of warranty by Client under this Agreement, and (ii) any breach by Client of, or any failure by Client to perform any covenant or agreement of, or required to be performed by, Client under this Agreement. Likewise, Vendor hereby agrees to indemnify, defend, and hold Client, its affiliates, employees and agents harmless from and against any and all claims asserted by a third party and expenses related thereto, including court costs and attorneys’ fees to which Client is subjected arising out of or attributed, directly or indirectly, to: (i) any misrepresentation or breach of warranty by Vendor under this Agreement, and (ii) any breach by Vendor of, or any failure by Vendor to perform any covenant or agreement of, or required to be performed by, Vendor under this Agreement (collectively, the foregoing are “Third Party Claims”).

B.	Except with respect to Third Party Claims, Client shall not be entitled to assert a claim, and no cause of action shall exist by Client against Vendor for any claims of negligence unless such negligence claim results from Vendor’s willful misconduct or gross negligence.

C.	EXCEPT FOR BREACHES OF VENDOR’S CONFIDENTIALITY OR SECURITY OBLIGATIONS, INCLUDING WITHOUT LIMITATION THE BUSINESS ASSOCIATE AGREEMENT INCORPORATED HEREIN BY REFERENCE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF.

IV.	APPLICABLE LAW

This Agreement shall be governed by the laws of the State of Tennessee.

V.	NOTICES

Notices required to be given by either party to the other under this Agreement shall be in writing and sent by national overnight courier or certified-mail with return receipt requested, or personally delivered to the other party at the address set forth below:

To Vendor:

Eligibility Screening Services, LLC

4000 Meridian Blvd.

Franklin, TN 37067

Attn: Executive Director

with copy to:

CHSPSC, LLC

4000 Meridian Blvd.

Franklin, TN 37067

Attn: Vice President, Patient Financial Services

To Client:

QHCCS, LLC

1573 Mallory Lane, Suite 100

Brentwood, TN 37027

Attn: President

with copy to:

QHCCS, LLC

1573 Mallory Lane, Suite 100

Brentwood, TN 37027

Attn: General Counsel

VI.	TERM

A.	This Agreement shall be in effect as of the date written above, and shall replace and supersede any existing agreements on the subject matter hereof, and continue in effect for a period of five (5) years from the effective date of this Agreement.

B.	Upon expiration of this Agreement, Vendor shall return all cases referred to it other than those for which a Medical Assistance or other third party payment application has been filed. Unless this Agreement is terminated for cause, Vendor may keep all previously placed accounts and continue working such for up to 180 days and will continue to be entitled to payment for such services as set forth on Exhibit E attached hereto.

C.	Upon notice of termination being given by either party, Client agrees to continue furnishing Vendor with information necessary to determine fees owed to Vendor for services provided under this Agreement.

D.	All original records furnished to Vendor shall remain the property of Client and will not be removed from Client’s premises. All information, records, documentation and other work products developed by Vendor shall remain the property of Vendor, and shall be kept by Vendor.

E.	If Vendor is operating on-site at time of termination, Client agrees to continue to provide Vendor relevant reports, same office space, supplies, equipment, phone service, computer access, postage, copy service and all other items provided prior to termination necessary for Vendor to perform the described services for a period of 180 days from effective date of termination.

VII.	CONFIDENTIAL INFORMATION

A.	Client acknowledges that Vendor’s employees, agents and subcontractors are prohibited from disclosing any trade secrets and hereby agrees not to solicit, either directly or indirectly, any Vendor trade secrets. All files, records, documents, custom designed software, drawings, specifications, equipment, and similar items relating to the business of Vendor, whether prepared by Vendor’s employees, agents or subcontractors, is the exclusive property of Vendor and shall not be removed from the offices of Vendor by Client, under any circumstances, without the prior written consent of Vendor.

B.	Except as required by law, each party shall not disclose any confidential or proprietary information and materials of the other party (“Confidential Information”). Confidential Information shall not include information which (a) is or becomes generally available to the public other than as a result of a wrongful disclosure by the recipient, (b) was in the recipient’s possession and not known to be the Confidential Information of the other Party prior to its disclosure to the recipient by the other Party or (c) was independently developed by the recipient. Confidential Information shall be protected by each party in a manner no less protective than the standard of care which such Party then uses to protect its own similar Confidential Information, but in no event less than reasonable care.

VIII.	LEGAL CONSTRUCTION

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such cause of action shall not affect any other provision herein and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein;

IX.	BUSINESS ASSOCIATE AGREEMENT

Vendor shall protect the confidentiality of all patient records in accordance with the standards of all applicable local, state and federal laws and regulations relating to the patient records, specifically including the privacy requirements of the Administrative Simplification subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and the regulations promulgated thereunder (“HIPAA”) and state requirements. The parties agree that Vendor is considered a business associate (as defined in HIPAA) of Client with respect to its performance hereunder, and as such Vendor and Client shall comply with the terms and obligations pursuant to and in accordance with that certain Business Associate Agreement by and between Vendor, Client, and other parties named therein dated as of the date of this Agreement.

X.	ASSIGNMENT

Neither party may assign this agreement without the expressed written consent of the other.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized officers as of the day and year first written above.

CLIENT:

QHCCS, LLC

By:

VENDOR:

ELIGIBILITY SCREENING SERVICES, LLC

By: